Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2026 FIRST QUARTER RESULTS
First Quarter Fiscal 2026 Results:
Revenues Increased to $648 Million, Up 9% in U.S. Dollars and 12% in Constant Currency
Delivered Operating Margin of (5.1)%; Adjusted Operating Margin of (4.0)%
GAAP Loss per Share of $0.65 and Adjusted Loss per Share of $0.44
Updates Full Fiscal Year 2026 Outlook:
Expects Revenue Increase between 5.5% and 7.4% in U.S. Dollars
Expects GAAP and Adjusted Operating Margins between 3.9% and 4.6% and 4.4% and 5.1%, Respectively
Expects GAAP EPS between $0.87 and $1.11 and Adjusted EPS between $1.32 and $1.64
Outlook Includes Expected Tariff Impact — Less Than $10 Million

LOS ANGELES, June 5, 2025 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended May 3, 2025.

Carlos Alberini, Chief Executive Officer, commented, “We are encouraged by our first quarter performance, which came in ahead of expectations across key metrics. Revenue grew 9% in U.S. dollars and 12% in constant currency, reflecting the successful integration of rag & bone and continued momentum in our wholesale businesses across Europe and the Americas. Disciplined expense management, combined with the better than expected top-line performance, enabled us to report operating results ahead of our guidance range, narrowing our loss for the quarter.”
Paul Marciano, Co-Founder and Chief Creative Officer, commented, “We continue to benefit from our highly diversified business model. We have a strong global infrastructure that supports 25 different product categories, multiple markets across all regions of the world and several consumer channels. We plan to continue to leverage this unique platform to drive revenue growth, including initiatives such as the expansion of rag & bone into new markets and product categories, the expanded distribution of our Guess Athleisure product line and our Guess Jeans brand to capture increased market share among young consumers.”
Mr. Alberini concluded, “As we look into the rest of the year, we continue to expect solid revenue growth driven by the expansion of rag & bone, the ongoing development of Guess Jeans and the new joint venture with the Chalhoub Group in the Middle East. On the cost side, we have taken proactive measures to manage tariff exposure and protect margins, limiting this year’s net impact to less than $10 million based on current conditions, which we have incorporated into our outlook. We remain focused on executing our strategic initiatives to increase our direct-to-consumer sales productivity and improve our profitability through business and portfolio optimization.”
Non-GAAP Information
This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.

rag & bone Acquisition
On April 2, 2024, the Company and global brand management firm WHP Global completed the previously announced acquisition of New York-based fashion brand rag & bone. Under the terms of the agreement, the Company acquired all the rag & bone operating assets and assumed the related operating liabilities of the business. In addition, a joint venture owned 50% each by the Company and WHP Global acquired rag & bone’s intellectual property. As of April 2, 2024, the Company integrated rag & bone into its existing segments.
First Quarter Fiscal 2026 Results
For the first quarter of the fiscal year ending January 31, 2026 (“fiscal 2026”), the Company recorded GAAP net loss of $32.9 million, compared to GAAP net earnings of $13.0 million for the same prior-year quarter. The results for the first quarter of fiscal 2026 included a net $4.3 million unrealized loss compared to a net $38.5 million unrealized gain in the same prior-year quarter, due to the change in fair value of the derivatives related to the Company’s convertible senior notes due 2028 (the “2028 Notes”) and the related convertible note hedge. GAAP diluted net loss per share was $0.65 for the first quarter of fiscal 2026, compared to GAAP diluted net earnings per share (“EPS”) of $0.23 for the same prior-year quarter. The Company estimates a negative impact from its share buybacks of $0.03 and a positive impact from currency of $0.08 on GAAP diluted loss per share in the first quarter of fiscal 2026 when compared to the same prior-year quarter.
For the first quarter of fiscal 2026, the Company’s adjusted net loss was $22.3 million, a 61% increase from $13.8 million for the same prior-year quarter. Adjusted diluted net loss per share increased 63% to $0.44, compared to $0.27 for the same prior-year quarter. The Company estimates a negative impact from its share buybacks of $0.02 and a positive impact from currency of $0.08 on adjusted diluted EPS in the first quarter of fiscal 2026 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the first quarter of fiscal 2026 increased 9% to $647.8 million from $591.9 million in the same prior-year quarter. In constant currency, net revenue increased by 12%.
•Europe revenues increased 8% in U.S. dollars and 9% in constant currency. Retail comparable sales (including e-commerce) decreased 4% in U.S. dollars and 3% in constant currency. The inclusion of our e-commerce sales positively impacted the retail comparable sales percentage by an immaterial amount in U.S. dollars and 1% in constant currency.
•Americas Retail revenues increased 9% in U.S. dollars and 12% in constant currency. Retail comparable sales (including e-commerce) decreased 11% in U.S. dollars and 9% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 1% in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 63% in U.S. dollars and 70% in constant currency.
•Asia revenues decreased 20% in U.S. dollars and 16% in constant currency. Retail comparable sales (including e-commerce) decreased 24% in U.S. dollars and 20% in constant currency. The inclusion of our e-commerce sales negatively impacted the retail comparable sales percentage by 2% in both U.S. dollars and constant currency.
•Licensing revenues decreased 14% in both U.S. dollars and constant currency.
Loss from Operations. GAAP loss from operations for the first quarter of fiscal 2026 increased 67.5% to $33.3 million (including a $4.3 million unfavorable currency translation impact), from $19.9 million in the same prior-year quarter. GAAP operating margin in the first quarter of fiscal 2026 decreased 1.7% to negative 5.1%, from negative 3.4% for the same prior-year quarter, driven primarily by the unfavorable business mix, higher asset impairment charges and an unfavorable currency impact, partially offset by the impact of newly acquired businesses. The negative impact of currency on operating margin for the quarter was approximately 70 basis points.
For the first quarter of fiscal 2026, adjusted loss from operations increased 235.5% to $25.8 million, from $7.7 million in the same prior-year quarter. Adjusted operating margin decreased 2.7% to negative 4.0%, from negative 1.3% for the same prior-year quarter, driven primarily by higher expenses, including higher store costs and performance-based compensation and advertising expenses, the unfavorable impact of business mix, and the unfavorable currency impact, partially offset by the impact of newly acquired businesses.

•Operating margin for the Company’s Europe segment decreased 2.7% to negative 2.9% in the first quarter of fiscal 2026, from negative 0.2% in the same prior-year quarter, driven primarily by higher expenses, including higher advertising and store costs, and an unfavorable currency impact.
•Operating margin for the Company’s Americas Retail segment decreased 3.3% to negative 10.5% in the first quarter of fiscal 2026, from negative 7.2% in the same prior-year quarter, driven primarily by the unfavorable impact from negative retail comparable sales and higher markdowns and expenses, including higher store costs, partially offset by the impact of newly acquired businesses.
•Operating margin for the Company’s Americas Wholesale segment decreased 2.8% to 19.9% in the first quarter of fiscal 2026, from 22.7% in the same prior-year quarter, driven primarily by the impact of newly acquired businesses and higher expenses, partially offset by the favorable impact of higher revenues.
•Operating margin for the Company’s Asia segment decreased 8.2% to negative 3.1% in the first quarter of fiscal 2026, from 5.1% in the same prior-year quarter, driven primarily by the unfavorable impact of lower revenues, partially offset by lower expenses.
•Operating margin for the Company’s Licensing segment increased 0.1% to 92.1% in the first quarter of fiscal 2026, from 92.0% in the same prior-year quarter.
Other income, net. Other income, net for the first quarter of fiscal 2026 was $1.4 million compared to $35.8 million for the same prior-year quarter. The change was primarily due to a net $4.3 million unrealized loss compared to a net $38.5 million unrealized gain in the change in the fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge and net unrealized and realized losses on foreign exchange currency contracts compared to net unrealized and realized gains in the same prior-year quarter, partially offset by net unrealized and realized gains on foreign currency exposures compared to net unrealized and realized losses in the same prior-year quarter.

Outlook
The Company’s expectations for the second quarter and full fiscal year 2026 are as follows:

Outlook for Total Company[1]

	Second Quarter of Fiscal 2026	Fiscal 2026

Consolidated net revenue in U.S. dollars	increase between 2.9% and 4.7%	increase between 5.5% and 7.4%

GAAP operating margin	2.5% to 3.3%	3.9% to 4.6%

Adjusted operating margin	2.5% to 3.3%	4.4% to 5.1%

GAAP earnings from operations	$19 million to $26 million	$124 million to $148 million

Adjusted earnings from operations	$19 million to $26 million	$139 million to $163 million

GAAP diluted EPS	$0.11 to $0.18	$0.87 to $1.11

Adjusted diluted EPS	$0.11 to $0.21	$1.32 to $1.64
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See page 17 for footnotes.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted EPS to adjusted diluted EPS for the second quarter and full fiscal year 2026 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook[1]

	Second Quarter of Fiscal 2026	Fiscal 2026

GAAP operating margin	2.5% to 3.3%	3.9% to 4.6%
Certain professional service and legal fees and related (credits) costs[2]	—%	(0.0)%
Proposed transaction costs[2]	—%	0.1%
Asset impairment charges[2]	—%	0.2%
Net gains on lease modifications[2]	—%	(0.0)%
Restructuring charges[3]	—%	0.2%
Adjusted operating margin	2.5% to 3.3%	4.4% to 5.1%

GAAP earnings from operations	$19 million to $26 million	$124 million to $148 million
Certain professional service and legal fees and related (credits) costs[2]	—	$0 million
Proposed transaction costs[2]	—	$2 million
Asset impairment charges[2]	—	$6 million
Net gains on lease modifications[2]	—	$0 million
Restructuring charges[3]	—	$7 million
Adjusted earnings from operations	$19 million to $26 million	$139 million to $163 million

GAAP diluted EPS	$0.11 to $0.18	$0.87 to $1.11
Certain professional service and legal fees and related (credits) costs[2]	—	(0.00)
Proposed transaction costs[2]	—	0.02
Asset impairment charges[2]	—	0.07
Net gains on lease modifications[2]	—	(0.00)
Restructuring charges[3]	—	0.08
Amortization of debt discount[3]	0.01	0.04
Fair value remeasurement of derivatives[2]	—	0.06
Convertible notes if-converted method[3]	(0.01) to 0.02	0.18 to 0.26
Adjusted diluted EPS	$0.11 to $0.21	$1.32 to $1.64
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See page 17 for footnotes.
The Company’s expectations of the high-end for the free cash flow outlook for the full fiscal year 2026 are as follows (in millions):

Free Cash Flow Outlook for Total Company[1]

Fiscal 2026

Net cash provided by operating activities	$125
Less: Purchases of property and equipment	(65)
Less: Payments for property and equipment under finance leases	(5)
Free cash flow	$55
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See page 17 for footnotes.

Dividends
The Company’s Board of Directors approved a quarterly cash dividend of $0.30 per share on the Company’s common stock. The dividend will be payable on July 3, 2025 to shareholders of record as of the close of business on June 18, 2025.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, costs incurred in connection with the evaluation of a Proposed Transaction (as defined herein), transaction costs in connection with the Company’s acquisition of rag & bone, separation charges related to the transition of the operations of the Company’s U.S. distribution center, asset impairment charges, net (gains) losses on lease modifications, loss on extinguishment of debt, non-cash amortization of debt discount of the Company’s convertible senior notes, fair value remeasurement of derivatives related to the 2028 Notes and the related convertible note hedge, restructuring costs and charges expected to be incurred in connection with the planned exit of certain retail stores in North America, the related income tax effects of the foregoing items and the impact from certain discrete income tax adjustments related primarily to the impact from changes in the income tax law in certain jurisdictions, in each case where applicable. The weighted average diluted shares outstanding used for adjusted diluted earnings (loss) per share excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements and GAAP future outlook). A reconciliation of reported GAAP results and outlook to comparable non-GAAP results and outlook is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported and expected GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on June 5, 2025 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. On April 2, 2024, the Company acquired all the operating assets and a 50% interest in the intellectual property assets of New York-based fashion brand rag & bone, a leader in the American fashion scene, directly operating stores in the U.S. and in the U.K., and also available in high-end boutiques, department stores and through e-commerce globally. As of May 3, 2025, the Company directly operated 1,074 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 527 additional retail stores worldwide. As of May 3, 2025, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; statements concerning the Company’s planned restructuring actions and expected costs and charges related to these plans, including the amount and timing of such charges; statements concerning the Company’s business and portfolio optimization plans, including its plans for its businesses in Greater China (consisting of mainland China, Hong Kong, Macau and Taiwan) and North America; statements concerning the Company’s plans and expectations for its recently-acquired rag & bone business; statements concerning the Company’s expectations regarding the consumer spending environment; statements concerning the Company’s future outlook, including with respect to the second quarter and full year of fiscal 2026; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; changes in consumer confidence or discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the Israel-Hamas war; impacts related to public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers, including risks related to the current Red Sea supply chain crisis; unexpected or unseasonable weather conditions, catastrophic events or natural disasters; our ability to effectively operate our various retail concepts; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; risks related to any Proposed Transaction; our ability to find a suitable partner in Greater China; risks that we may be required to incur additional restructuring charges related to our businesses in Greater China and North America; risks that costs associated with any restructuring activities may be lower than expected; risks that the anticipated benefit from our business and portfolio optimization plans may not be realized in full or on the anticipated timeline; our ability to complete our restructuring plans on the anticipated timeline or at all; our ability to complete or integrate acquisitions or alliances; uncertainties regarding our ability to realize operational efficiencies and other anticipated synergies, expansion plans and other benefits from the rag & bone acquisition in the timeframe expected or at all; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience; risks relating to our convertible senior notes, including our ability to settle the liabilities in cash and risks related to the impact of stock price volatility on our fair value remeasurement of derivatives related to our 2028 Notes and the related convertible note hedge; disruptions at our distribution facilities, including potential challenges related to the conversion of our self-operated U.S. distribution center to a third-party provider; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; errors in our assumptions, estimates and judgments related to tax matters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; the imposition or threat of imposition of new or additional duties, tariffs or trade restrictions on the importation of our products; accounting adjustments to our unaudited financial statements; future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-security incidents and other cyber-security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended
	May 3, 2025		May 4, 2024

Product sales	$622,806	96.1%	$562,953	95.1%
Net royalties	24,995	3.9%	28,990	4.9%
Net revenue	647,801	100.0%	591,943	100.0%

Cost of product sales	389,344	60.1%	343,842	58.1%

Gross profit	258,457	39.9%	248,101	41.9%

Selling, general and administrative expenses	286,536	44.2%	266,848	45.1%
Asset impairment charges	6,089	0.9%	1,141	0.2%
Net gains on lease modifications	(236)	(0.0%)	—	—%
Gain on equity method investment	(624)	(0.1%)	—	—%

Loss from operations	(33,308)	(5.1%)	(19,888)	(3.4%)

Other income (expense):
Interest expense	(7,838)	(1.2%)	(6,374)	(1.1%)
Interest income	2,027	0.3%	3,648	0.6%
Loss on extinguishment of debt	—	—%	(1,952)	(0.3%)
Other income, net	1,364	0.2%	35,767	6.1%

Earnings (loss) before income tax benefit	(37,755)	(5.8%)	11,201	1.9%

Income tax benefit	(6,516)	(1.0%)	(4,705)	(0.8%)

Net earnings (loss)	(31,239)	(4.8%)	15,906	2.7%

Net earnings attributable to noncontrolling interests	1,689	0.3%	2,884	0.5%

Net earnings (loss) attributable to Guess?, Inc.	$(32,928)	(5.1%)	$13,022	2.2%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$(0.65)		$0.24
Diluted	$(0.65)		$0.23

Weighted average common shares outstanding attributable to common stockholders:
Basic	51,375		52,908
Diluted	51,375		55,538

Effective income tax rate	17.3%		(42.0%)

Adjusted selling, general and administrative expenses[4]:	$284,860	44.0%	$255,785	43.2%

Adjusted loss from operations[4]:	$(25,779)	(4.0%)	$(7,684)	(1.3%)

Adjusted net loss attributable to Guess?, Inc.[4]:	$(22,260)	(3.4%)	$(13,810)	(2.3%)

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[4,5]	51,375		52,908

Adjusted net loss per common share attributable to common stockholders:
Adjusted Diluted[4,5]	$(0.44)		$(0.27)

Adjusted effective income tax rate[4]:	18.1%		12.3%
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See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of (i) reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, (ii) reported GAAP loss from operations to adjusted loss from operations, (iii) reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net loss attributable to Guess?, Inc., and (iv) reported GAAP income tax benefit to adjusted income tax benefit are as follows:

	Three Months Ended
	May 3, 2025	May 4, 2024

Reported GAAP selling, general and administrative expenses	$286,536	$266,848
Certain professional service and legal fees and related credits (costs)[6]	158	(60)
Proposed transaction costs[7]	(1,834)	—
Transaction costs[8]	—	(5,584)
Separation charges[9]	—	(5,419)

Adjusted selling, general and administrative expenses[4]	$284,860	$255,785

Reported GAAP loss from operations	$(33,308)	$(19,888)
Certain professional service and legal fees and related (credits) costs[6]	(158)	60
Proposed transaction costs[7]	1,834	—
Transaction costs[8]	—	5,584
Separation charges[9]	—	5,419
Asset impairment charges[10]	6,089	1,141
Net gains on lease modifications[11]	(236)	—

Adjusted loss from operations[4]	$(25,779)	$(7,684)

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$(32,928)	$13,022
Certain professional service and legal fees and related (credits) costs[6]	(158)	60
Proposed transaction costs[7]	1,834	—
Transaction costs[8]	—	5,584
Separation charges[9]	—	5,419
Asset impairment charges[10]	6,089	1,141
Net gains on lease modifications[11]	(236)	—
Loss on extinguishment of debt[12]	—	1,952
Amortization of debt discount[13]	848	700
Fair value remeasurement of derivatives[14]	4,253	(38,510)
Discrete income tax adjustments[15]	—	281
Income tax impact from adjustments[16]	(1,962)	(3,459)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	10,668	(26,832)

Adjusted net loss attributable to Guess?, Inc.[4]	$(22,260)	$(13,810)

Reported GAAP income tax benefit	$(6,516)	$(4,705)
Discrete income tax adjustments[15]	—	(281)
Income tax impact from adjustments[16]	1,962	3,459

Adjusted income tax benefit[4]	$(4,554)	$(1,527)

Adjusted effective income tax rate[4]	18.1%	12.3%
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See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliation of reported GAAP diluted earnings (loss) per share to adjusted diluted loss per share is as follows:

	Three Months Ended
	May 3, 2025	May 4, 2024

Reported GAAP diluted earnings (loss) per share	$(0.65)	$0.23
Certain professional service and legal fees and related (credits) costs[6,17]	(0.00)	0.00
Proposed transaction costs[7]	0.03	—
Transaction costs[8,17]	—	0.08
Separation charges[9,17]	—	0.07
Asset impairment charges[10,17]	0.09	0.02
Net gains on lease modifications[11,17]	(0.00)	—
Loss on extinguishment of debt[12,17]	—	0.03
Amortization of debt discount[13,17]	0.01	0.01
Fair value remeasurement of derivatives[14]	0.08	(0.69)
Discrete income tax adjustments[15]	—	0.01
Convertible notes if-converted method[5]	—	0.00
Effect of dilutive stock options and restricted stock units[18]	—	(0.03)

Adjusted diluted loss per share[4,5]	$(0.44)	$(0.27)
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See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	May 3, 2025	May 4, 2024	% change
Net revenue:
Europe	$306,072	$283,873	8%
Americas Retail	157,198	144,196	9%
Americas Wholesale	101,431	62,128	63%
Asia	58,105	72,756	(20%)
Licensing	24,995	28,990	(14%)
Total net revenue	$647,801	$591,943	9%

Earnings (loss) from operations:
Europe	$(8,889)	$(439)	1,925%
Americas Retail	(16,508)	(10,391)	59%
Americas Wholesale	20,151	14,127	43%
Asia	(1,793)	3,741	(148%)
Licensing	23,019	26,678	(14%)
Reconciliation to total loss from operations:
Corporate overhead	(43,435)	(52,463)	(17%)
Asset impairment charges	(6,089)	(1,141)	434%
Net gains on lease modifications	236	—
Total loss from operations	$(33,308)	$(19,888)	67%

Operating margins:
Europe	(2.9%)	(0.2%)
Americas Retail	(10.5%)	(7.2%)
Americas Wholesale	19.9%	22.7%
Asia	(3.1%)	5.1%
Licensing	92.1%	92.0%

GAAP operating margin for total Company	(5.1%)	(3.4%)
Certain professional service and legal fees and related (credits) costs[4,6]	(0.1%)	0.0%
Proposed transaction costs[7]	0.3%	—%
Transaction costs[4,8]	—%	1.0%
Separation charges[4,9]	—%	0.9%
Asset impairment charges[4,10]	0.9%	0.2%
Net gains on lease modifications[4,11]	(0.0%)	—%
Adjusted operating margin for total Company[4]	(4.0%)	(1.3%)
______________________________________________________________________
See page 17 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	May 3, 2025			May 4, 2024

	Three Months Ended				% change
Net revenue:
Europe	$306,072	$4,051	$310,123	$283,873	8%	9%
Americas Retail	157,198	3,682	160,880	144,196	9%	12%
Americas Wholesale	101,431	4,337	105,768	62,128	63%	70%
Asia	58,105	2,772	60,877	72,756	(20%)	(16%)
Licensing	24,995	—	24,995	28,990	(14%)	(14%)
Total net revenue	$647,801	$14,842	$662,643	$591,943	9%	12%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	May 3, 2025	Feb 1, 2025	May 4, 2024

ASSETS

Cash and cash equivalents	$151,192	$187,696	$241,654

Receivables, net	331,422	391,161	297,422

Inventories	638,188	562,649	554,903

Other current assets	106,405	107,864	113,548

Property and equipment, net	252,389	240,114	259,386

Restricted cash	804	796	1,377

Operating lease right-of-use assets	931,620	839,879	720,924

Other assets	451,405	436,519	559,427

Total assets	$2,863,425	$2,766,678	$2,748,641

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$35,219	$40,948	$41,504

Current operating lease liabilities	189,517	176,972	181,702

Other current liabilities	555,302	613,412	544,912

Long-term debt and finance lease obligations	241,677	150,668	196,919

Convertible senior notes due 2028, net	336,630	336,527	360,666

Long-term operating lease liabilities	791,178	715,755	600,286

Other long-term liabilities	180,315	181,621	214,819

Redeemable and nonredeemable noncontrolling interests	50,021	45,768	42,360

Guess?, Inc. stockholders’ equity	483,566	505,007	565,473

Total liabilities and stockholders’ equity	$2,863,425	$2,766,678	$2,748,641

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	May 3, 2025	May 4, 2024

Net cash used in operating activities	$(73,412)	$(22,921)

Net cash used in investing activities	(22,479)	(77,923)

Net cash provided by (used in) financing activities	52,551	(15,720)

Effect of exchange rates on cash, cash equivalents and restricted cash	6,844	(690)

Net change in cash, cash equivalents and restricted cash	(36,496)	(117,254)

Cash, cash equivalents and restricted cash at the beginning of the year	188,492	360,285

Cash, cash equivalents and restricted cash at the end of the year	$151,996	$243,031

Supplemental information:

Depreciation and amortization	$17,826	$16,379

Total lease costs (excluding finance lease cost)	$91,046	$84,135

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	May 3, 2025	May 4, 2024

Net cash used in operating activities	$(73,412)	$(22,921)

Less: Purchases of property and equipment	(21,907)	(21,100)

Less: Payments for property and equipment under finance leases	(1,103)	(1,533)

Free cash flow	$(96,422)	$(45,554)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of May 3, 2025

United States	265	265	—	—	—	—
Canada	52	52	—	—	—	—
Central and South America	107	92	15	48	48	—

Total Americas	424	409	15	48	48	—

Europe and the Middle East	789	578	211	67	67	—
Asia and the Pacific	388	87	301	207	130	77

Total	1,601	1,074	527	322	245	77

	As of May 4, 2024

United States	261	261	—	—	—	—
Canada	53	53	—	—	—	—
Central and South America	99	87	12	29	29	—

Total Americas	413	401	12	29	29	—

Europe and the Middle East	775	549	226	60	60	—
Asia and the Pacific	393	98	295	240	134	106

Total	1,581	1,048	533	329	223	106

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

[1]	The Company’s outlook for the second quarter and full fiscal year 2026 assumes that foreign currency exchange rates remain at recently prevailing rates.

[2]
Amounts for the full fiscal 2026 outlook exclude the following items: (i) certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations, (ii) costs incurred in connection with the evaluation of a Proposed Transaction (as defined herein), (iii) asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from underperformance and expected store closures, (iv) net gains on lease modifications related primarily to the early termination of certain lease agreements and (v) fair value remeasurement of derivatives associated with the 2028 Notes. See the heading “Presentation of Non-GAAP Information” for further information. The Company is unable to predict future amounts with respect to these items, as such amounts are inconsistent in magnitude and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges or credits with respect to these items in the accompanying GAAP outlook.

[3]
Amounts for the second quarter and full fiscal 2026 outlook exclude (i) restructuring costs and charges expected to be incurred in connection with the planned exit of certain retail stores in North America (ii) the amortization of the debt discount related to the 2028 Notes and (iii) the dilutive impact of the 2028 Notes for adjusted diluted shares and corresponding interest expenses at initial stock prices below $41.80, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the impact anticipated to be recorded and the diluted impact anticipated in those periods as such amounts are reasonably estimated. The Company has not assumed any potential share dilution due to the related warrants. The estimated charges and the timing of such charges are based on certain assumptions, including applicable law in various jurisdictions, and actual amounts may vary from such estimates based on a number of factors, including, but not limited to, negotiations with new business partners, negotiations with landlords and the number of employees impacted by these activities. The Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur as a result of or in connection with the implementation of the activities described herein.

[4]
The adjusted results exclude certain professional service and legal fees and related (credits) costs, costs incurred in connection with the evaluation of a Proposed Transaction, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, asset impairment charges, net gains on lease modifications, loss on extinguishment of debt, amortization of debt discount, fair value remeasurement of derivatives associated with the 2028 Notes, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments related primarily to the impact from changes in the income tax law in certain jurisdictions, where applicable. The weighted average diluted shares outstanding used for adjusted diluted loss per share excludes the dilutive impact of the Notes, based on the bond hedge contracts in place. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”

[5]
The Company excludes the dilutive impact of the Notes at stock prices below $40.65 and $37.13 for the 2024 Notes and the 2028 Notes, respectively, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $37.13 for the 2028 Notes, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

[6]	Adjustments represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.

[7]
Adjustments represent costs incurred in connection with the evaluation by the Special Committee of the Company’s Board of Directors of a non-binding proposal received from WHP Global, through its affiliate WHP Investments, LLC, to acquire for $13.00 per share in cash the outstanding shares of the Company, other than shares held by certain existing shareholders, including Paul Marciano, Maurice Marciano and Carlos Alberini, through which the Company would become a private company or any other similar transaction (such transactions, a “Proposed Transaction”) which the Company otherwise would not have incurred as part of its business operations.

[8]	Adjustments represent transaction costs in connection with the rag & bone acquisition which the Company otherwise would not have incurred as part of its business operations.

[9]	Adjustments represent separation charges related to the transition of the operation of the Company’s U.S. distribution center, which was formerly owner-operated, to a third-party logistics provider.

[10]
Adjustments represent asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from under-performance and expected store closures.

[11]	Adjustments represent net gains on lease modifications related primarily to the early termination of certain lease agreements.

[12]	Adjustments represent loss on extinguishment of debt from a portion of the exchanged 2024 Notes in April 2023 and March 2024.

[13]	In April 2023, January 2024 and March 2024, the Company issued $275 million, $65 million and $12 million principal amount of 3.75% convertible senior notes due 2028 in private offerings, respectively. The debt discount resulted from: (1) the modification accounting for a portion of the exchanged 2024 Notes in April 2023, and (2) recognized embedded derivative liability for the issuances of the Additional 2028 Notes. The debt discount will be amortized as non-cash interest expense over the term of the 2028 Notes.

[14]	Adjustments represent changes in fair value of the equity-linked derivatives associated with the 2028 Notes.

[15]	Adjustments represent discrete income tax items related primarily to the impact from changes in the income tax law in certain jurisdictions.

[16]
The income tax effect of certain professional service and legal fees and related (credits) costs, proposed transaction costs in connection with the non-binding proposal received through which the Company would become a private company, transaction costs in connection with the acquisition of rag & bone, separation charges related to the transition of the operation of the Company’s U.S. distribution center, asset impairment charges, net gains on lease modifications, loss on extinguishment of debt and amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[17]	Adjustments include the related income tax effect based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

[18]	Adjustments represent the potentially dilutive impact of outstanding stock options and restricted stock units which are not included in the computation of diluted net loss per share as the impact would be antidilutive.